Exhibit 99.1

EXPRESSJET CEO ANNOUNCES RETIREMENT; BOARD MEMBER WILL SERVE ASINTERIM CEO

            HOUSTON, Dec. 1, 2009 – On November 30, Jim Ream, President and Chief Executive Officer, advised the Board of Directors, that he would retire from ExpressJet Airlines, Inc., subsidiary of ExpressJet Holdings, Inc. (NYSE: XJT), effective January 1, 2010.  Upon his departure, Jim will have dedicated 15 years of combined service to ExpressJet and its former parent, Continental Airlines, Inc.

            Jim directed ExpressJet in its transformation from a wholly-owned regional carrier of a major airline to a diversified aviation company.  Jim spent his first five years as Continental’s Vice President of Finance and then the President of Continental’s subsidiary Continental Micronesia.  Jim joined Continental’s regional subsidiary Continental Express in 1999 as President and then assumed the role of Chief Executive Officer with the company’s initial public offering and emergence as a separate, publicly-traded company in 2002.  Most recently, ExpressJet negotiated long-term, market-based agreements for regional aircraft service with Continental Airlines and United Airlines, developed a ground handling operation serving over 30 communities, and launched a corporate aviation division providing charter services throughout North America.

            “During my time at ExpressJet, I have had the pleasure of working with the finest professionals you could ever find anywhere,” said Jim Ream, “and despite the enormous challenges presented by this industry over the past several years, at no time was there anything less than an unwavering commitment to operational excellence by everyone at this company and for that I am forever grateful.”

            “The entire ExpressJet organization is grateful to Jim for his many contributions to this company throughout his tenure.  While we are sad to see him leave, everyone wishes him well in his future endeavors,” said George R. Bravante, Jr., Chairman of the Board of Directors.

            The Board of Directors has appointed T. Patrick (“Pat”) Kelly, a member of the Board, as interim Chief Executive Officer.  Pat brings 25 years of business experience, including airline industry experience in both his role on the ExpressJet Board for the past 2 years and his 11 years with American Airlines.  In addition, Pat has 12 years of experience as a Chief Financial Officer for private and public companies, including Sabre, one of the world’s leading global travel distribution companies.  Pat’s most recent role was Chief Financial Officer of Vignette, Inc. (NasdaqGS:VIGN), an Austin-based content management software company,  which merged with Open Text Corporation in July 2009.  Pat currently serves on ExpressJet’s Audit Committee and Nominations and Corporate Governance Committee.  With Pat’s guidance in the interim, ExpressJet will be well-prepared to continue its solid performance while considering candidates to fill the CEO role on a long term basis.

            “This is a great time to be able to work with ExpressJet’s management team and employees on a day-to-day basis and to build on the key relationships that ExpressJet has established with great partners like Continental and United,” said Pat Kelly.  “It will be business as usual from an operations perspective.  ExpressJet will continue its focus on delivering quality service under our amended capacity purchase agreement with Continental, as well as on building our relationship with United and serving our charter customers,” Pat added.

Jim Ream commented, “I had the pleasure of working with Pat for several years at American and I know he will bring a wealth of knowledge to this company and is the perfect choice to facilitate this transition.”

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About ExpressJet

            ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 130 scheduled destinations in North America and the Caribbean with approximately 1,100 departures per day.  Operations include a capacity purchase agreements for United and Continental as well as providing clients customized 41-seat and 50-seat charter options; and supplying third-party aviation and ground handling services.  For more information, visit www.expressjet.com.

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